August 14, 2008


Tinter Scheifley Tang, LLC	By US Mail and by facsimile to 419-821-5638
PO Box 2158
Dillon, Colorado 80435
Attention:  Jim Scheifley

Dear Mr. Scheifley:

By this letter, we are advising you that American Post Tension, Inc. has decided to retain another independent accounting firm to audit the financial statements for the Company for the fiscal year ended December 31, 2008, and the interim periods ending June 30, 2008 and September 30, 2008. This change is effective immediately.

     Attached to this letter is the report on Form 8-K which we propose to file with the United States Securities and Exchange Commission on August 15, 2008, including the disclosures required by Item 304(a) of Regulation SK. Please furnish us with a letter, within ten (10) business days of this date, addressed to the Commission stating whether you agree or disagree with our statements made in response to Item 304(a) contained in the Report, and, if not, stating the reasons why you disagree.

     Thank you for your past services to the Company. If there is a current balance outstanding that is still owed to you, please let me know and I will see that it is remitted to you immediately.

Sincerely,

/s/

Robert Hipple
CFO and Corporate Counsel